EXHIBIT 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CHECKPOINT SYSTEMS, INC.

(a Pennsylvania Business-stock corporation §1306)

1.	The name of the corporation is Checkpoint Systems, Inc.

2.	The name of this corporation's commercial registered office provider and the county of venue is: c/o Corporation Service Company, Dauphin County.

3.	The corporation is incorporated under the provisions of the Business Corporation Law of 1988.

4.	The corporation is organized on a stock share basis and the aggregate number of shares authorized is 1,000 common shares.